ECHO BAY MINES                            Media Contact:  Jill Paukert
6400 S. Fiddlers Green Circle                             303 714-8825
Suite 1000                             Investor Contact:   Ted Sheldon
Englewood, CO 80111-4957                                  303 714-8813


FOR IMMEDIATE RELEASE


     ECHO BAY MINES WILL BRING TWO NEW GOLD MINES INTO PRODUCTION,
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      TAKE $77 MILLION CHARGE TO WRITE OFF ALASKA-JUNEAU PROJECT
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Tuesday, Jan. 14, 1997 -- Echo Bay Mines Ltd. (Amex and TSE: ECO)
announced today that its Board of Directors has approved bringing two new gold mines into production, Aquarius in Canada and Paredones Amarillos in Mexico, and the company will take a $77 million after-tax charge ($0.55 per share) to write off the Alaska-Juneau property in Alaska as of Dec. 31, 1996.

     The decision to proceed with both projects is contingent on arrangement of satisfactory financing. The Paredones decision is also contingent on Viceroy, Echo Bay's 40% joint venture partner, approving the project and obtaining its share of financing.

     Echo Bay produces about 725-750,000 ounces of gold from four mines in the United States and Canada. The two new mines to be brought into production, Aquarius and Paredones Amarillos, will together produce about 240-250,000 ounces of annual gold production for Echo Bay's account. The new mines are targeted for startup in late 1998 and expected to be in full-scale commercial production by early 1999. Paredones Amarillos will be the largest gold mine in Mexico.

     Cash operating costs for the gold produced at the two new mines are expected to average about $220-225 per ounce, compared

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with Echo Bay's current consolidated cash operating costs of $245-255 per ounce. Total production costs of the two new mines are expected to average about $320-325 per ounce, including depreciation, amortization and reclamation.

     The new mines will add 2.0 million ounces of gold to Echo Bay's proven and probable reserves as of year-end 1996. The company believes there is excellent potential to add to reserves and other mineralization as exploration continues on these properties.

     To bring both new mines into production will require an investment by Echo Bay of $167 million over the coming two years. The company said it intends to finance Aquarius with a new $75 million unsecured corporate credit facility. Paredones Amarillos is to be financed with a $36 million non-recourse project loan, subject to arrangement of satisfactory terms. Most of the remaining funds will come from cash on hand and operating cash flow from Echo Bay's four existing gold mines.

     In addition, the company said it will suspend payment of dividends on its common shares. This will save about $21 million over the next two years for mine development, based on Echo Bay's prior practice of paying a semiannual dividend of US$0.0375 per common share. The company said it believes shareholder interests are best served by using its cash resources to build a foundation for sustained future value rather than making short-term cash payouts at this time.

     To have brought the A-J into production would have required an additional investment exceeding $300 million over the next four years. Echo Bay said it will invest its resources instead in Aquarius, Paredones Amarillos and other more promising projects.

     Richard C. Kraus, president and chief executive officer of Echo Bay, said, "Going forward, we intend to realize better growth and greater value for our shareholders from our assets. We believe

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we can achieve this by concentrating our efforts and resources on higher-quality, lower-cost gold mines. This means we will not develop marginal properties. The decision to write off the A-J is a necessary decision."

     The company will write off its entire remaining investment in the A-J project, $57 million, and will establish a reserve of $20 million to cover estimated reclamation and closure responsibilities. A-J's proven and probable reserves of 3.4 million ounces and other mineralization of 1.6 million ounces will be removed from Echo Bay's total gold resources as of Dec. 31, 1996. The company is implementing plans to address the human resources, environmental and community responsibilities related to this decision.

     The company's decision to write off the A-J results from a new feasibility study. The study was based on a new mine plan incorporating extensive geological information from a two-year underground drilling program completed in 1995. Geological assessment of the drill data was completed in the third quarter of 1996. The significantly increased information indicated a much smaller minable geologic resource at only a marginally higher grade. The new mining plan developed from this information incorporated narrower mining zones than previously planned, a reduced scale of operations, and higher-cost mining methods. The lower reserves and higher operating costs could not be offset by savings from the newer concept of submarine tailings disposal. In total, these factors rendered the project uneconomic as currently designed.

     Echo Bay is a major gold producer with mines in Canada and the United States and with exploration and development projects on four continents.
                                 #####

See attached Fact Sheets on Aquarius and Paredones Amarillos.

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     "Safe Harbor" Statement under the Private Securities Litigation
Reform Act of 1995: The statements herein that are not historical facts are forward-looking statements involving risks and uncertainties that could cause actual results to vary materially from targeted results. These include but are not limited to differences in ore grades, recovery rates and tons mined from those expected; changes in project parameters as plans continue to be refined; changes in mining and milling rates from currently planned rates; and the results of future exploration activities and new exploration opportunities on nearby properties. Please refer to a discussion of these and other factors in the company's 10-K, 10-Q and other Securities and Exchange Commission filings.